EXHIBIT 99.1

374Water Reports Fourth Quarter and Full Year 2024 Financial Results

Second AirSCWO Deploying to Orange County, CA in 2025, Multiple Additional

Deployments Scheduled throughout 2025 to Showcase AirSCWO

Successful Demonstrations in Collaboration with Municipal and Federal

Government Agencies, Prime Contractors, and Industry

Awarded Aqueous Film-Forming Foam Waste Destruction Services Contract for the

State of North Carolina

DURHAM, NC – March 27, 2025 - 374Water Inc. (NASDAQ: SCWO) ("374Water") (the "Company"), a global leader in waste destruction technology for the municipal, federal, and industrial markets, today reported its financial and operational results for the fourth quarter and full year ended December 31, 2024.

“The fourth quarter of 2024 and early 2025 demonstrated ongoing progress in the development and commercial scale deployment of our proprietary AirSCWO (“AS”) system,” said Chris Gannon, President and CEO of 374Water. “With our AS system deployed to the City of Orlando’s Iron Bridge Water Reclamation Facility, we made significant progress ruggedizing and optimizing our AS system and completed numerous municipal, federal, and industrial waste destruction demonstrations on a wide variety of solid and liquid waste streams. We were recently awarded a contract by the State of North Carolina to destroy 1,000 gallons of aqueous film forming form (“AFFF”) containing per- and polyfluoroalkyl ("PFAS"), this contract could increase by up to 28,000 gallons in a subsequent phase. We also continued to strengthen our leadership team, with the addition of Russell Kline as Chief Financial Officer, and Raj Malkote, who will be joining as Chief Technology Officer. We are focused on executing our business strategy in 2025, including completing the manufacturing of additional AS units, deploying our AS to Orange County Sanitation, launching and beginning to accept 3rd-party waste streams at our initial Waste Destruction Services (“WDS”) site(s), converting our backlog and pipeline to revenue, continuing to improve our AS technology, and scaling our manufacturing capacity to meet client demand for our AS systems.

Recent Highlights

•	Significant progress made in further ruggedizing and optimizing AirSCWO, pre-treatment, and post-treatment systems.
•	Conducted numerous demonstrations on a wide variety of organic waste streams at commercial and lab bench scale with waste destruction results at or above 99.99%.

•	Appointed Russell Kline as Chief Financial Officer, bringing more than two decades of domestic and international strategic, financial, operational, and capital market experience from his time with large public and private companies.
•	Appointed Raj Melkote as Chief Technology Officer, bringing more than 30 years of domestic and international engineering executive with an extensive track record in conceptualizing, developing, and commercializing innovative new industrial technology products across a wide range of industries.
•	Closed a registered direct offering with gross proceeds of $12.2 million.
•	Awarded AFFF Destruction Contract by the State of North Carolina.

Anticipated Upcoming Events

•	Complete 90-day biosolids destruction demonstration at Orlando’s Iron Bridge Water Reclamation Facility.
•	Complete manufacturing second AS6 system and deploy to Orange County Sanitation District in Fountain Valley, CA.
•	Complete manufacturing of AS1 system for immediate deployment to municipal, federal, and industrial facility destruction demonstrations, beginning with deployment to City of St. Cloud, MN facility, as part of a Legislative-Citizen Commission on Minnesota Resources, for a wastewater sludge/biosolid destruction demonstration.
•	Participate in a highly anticipated Department of Defense (“DoD”) project in Detroit Michigan aimed at identifying commercial-scale technology solutions to destroy PFAS contaminated wastes.
•	Launch and begin accepting 3rd-party waste streams for our initial WDS site(s).

2024 Financial Summary

•	For the year ended December 31, 2024, revenue totaled $0.4 million compared to $0.7 million in the prior year. The company’s business has been focused on the development and commercialization of its supercritical water oxidation (SCWO) systems. Revenue generated was primarily attributable to manufacturing assembly services and from treatability study services during the years ended December 31, 2024, and 2023, respectively.
•	Total operating expenses increased 59% to $11.9 million for the year ended December 31, 2024, compared to $7.5 million for the year ended December 31, 2023. The increase was primarily due to an increase in professional fees of $1.7 million, an increase of $1.2 million in general and administrative expenses, an increase in compensation and related expenses of $0.8 million, and an increase in research and development expenses of $0.6 million.

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The increase in our professional fees are primarily non-recurring expenses related to the settlement of a legal matter and the changes in our executive leadership and board of directors that have been previously disclosed.

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The increases in general and administrative expenses stem from our continued efforts to establish our executive team as well as the relocation of our manufacturing facility and continued commercialization and growth efforts.

o	The increase in our research and development expenses is primarily due to an increase in engineering expenses and from continued efforts to commercialize our systems.

•	Net loss for the year ended December 31, 2024, was $12.4 million, as compared with $8.1 million in the prior year.
•	Cash and cash equivalents as of December 31, 2024, was $10.7 million, as compared to $10.4 million as of December 31, 2023. As of December 31, 2024, working capital was $11.5 million, compared to $13.5 million as of December 31, 2023.

Fourth Quarter & Full Year 2024 Results Conference Call

374Water CEO Chris Gannon and CFO Russell Kline will host the conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed following the call via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Thursday, March 27, 2025
Time:	4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-in:	1-877-423-9813
International Dial-in:	1-201-689-8573
Conference Code:	13752175
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1711128&tp_key=c9013ba56e

A telephone replay will be available approximately three hours after the call and will run through April 10, 2025, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13752175. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available in the Company’s investor relations section here.

About 374Water

374Water Inc. (NASDAQ: SCWO) is a global industrial technology and services company providing innovative solutions addressing wastewater treatment and waste management issues within the municipal, federal and industrial markets. 374Water's AirSCWO technology is designed to efficiently destroy and mineralize a broad spectrum of organic non-hazardous and hazardous organic wastes producing safe dischargeable water streams, safe mineral effluent, safe vent gas, and recoverable heat energy. 374Water's AirSCWO technology has the potential to assist its customers to meet discharge requirements, reduce or eliminate disposal costs, remove bottlenecks, and reduce litigation and other risks. 374Water continues to be a leader in innovative waste treatment solutions, dedicated to creating a greener future and eradicating harmful pollutants. Learn more by visiting www.374water.com and follow us on LinkedIn.

Cautionary Language on Forward-Looking Statements

Certain statements in this communication are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan, our ability to process a range of waste and contaminants at scale, our progress toward commercialization, the timing to complete our demonstration in Orlando, the timing to manufacture and deploy AirSCWO systems, demand for our products, including capital sales, leases, and waste destruction services, whether we will receive additional AFFF to destroy from North Carolina, whether we will be successful in converting our pipeline to revenue, and whether we will be able to scale our business to meet demand,  and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "project," "consider," "predict," "potential," "feel," or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. These and other important factors, including those discussed under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024, as well as the Company's subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations and Media Contact

Chris Tyson

Executive Vice President

MZ North America

Direct: 949-491-8235

SCWO@mzgroup.us

www.mzgroup.us

374 Water Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2024 and, 2023

	December 31, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$10,651,644	$10,445,404
Accounts receivable, net of credit allowance	269,733	64,792
Other accounts receivable	43,886	39,749
Unbilled accounts receivable	1,653,007	1,494,553
Inventory, net	1,701,474	2,276,677
Contract assets	136,651	-
Prepaid expenses	431,412	581,085
Total Current Assets	14,887,807	14,902,260

Property and equipment, net	2,567,571	230,971
Intangible asset, net	1,016,594	988,029
Right-of-use asset, net	691,014	-
Other assets	20,847	-
Total Long-Term Assets	4,296,026	1,219,000
Total Assets	$19,183,833	$16,121,260

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$906,394	$572,297
Accrued bonuses	570,000	-
Accrued contract loss provision	1,000,000	500,000
Accrued legal settlement	335,000	135,000
Unearned revenue	197,683	130,000
Operating lease liability	101,320	-
Other liabilities	17,279	36,787
Total Current Liabilities	3,127,676	1,374,084

Unearned revenue, less current portion	30,000	-
Operating lease liability, less current portion	551,376	-
Total Long-term Liabilities	581,376	-
Total Liabilities	3,709,052	1,374,084

Stockholders’ Equity
Preferred Stock: 50,000,0000; 1,000,000 Designated as Convertible Series D preferred shares authorized; par value $0.0001 per share, nil issued and outstanding at December 31, 2024 and 2023, respectively.	-	-
Common stock: 200,000,000 common shares authorized, par value $0.0001 per share, 144,301,977 and 132,667,107 shares outstanding at December 31, 2024 and 2023, respectively.	14,429	13,266
Additional paid-in capital	43,845,499	30,684,943
Accumulated deficit	(28,387,618)	(15,953,504)
Accumulated other income	2,471	2,471
Total Stockholders' Equity	15,474,781	14,747,176
Total Liabilities & Stockholders’ Equity	$19,183,833	$16,121,260

374 Water Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2024 and 2023

	2024	2023
Revenues	$445,445	743,952
Cost of revenues	(1,358,152)	(1,852,208)
Gross Margin	(912,707)	(1,108,256)

Operating Expenses
Research and development	2,143,471	1,496,129
Compensation and related expenses	3,685,007	2,854,494
Professional fees	2,231,005	508,795
General and administrative	3,831,068	2,675,202
Total Operating Expenses	11,890,551	7,534,620

Loss from Operations	(12,803,258)	(8,642,876)

Other Income
Interest income	281,117	446,669
Other income	88,027	92,685
Total Other Income	369,144	539,354
Net Loss before Income Taxes	(12,434,114)	(8,103,522)
Provision for Income Taxes	-	-
Net Loss before Income Taxes	$(12,434,114)	$(8,103,522)
Other comprehensive loss
Foreign currency translation	-	2,799
Total other comprehensive loss	-	2,799
Total comprehensive loss	$(12,434,114)	$(8,100,723)

Net Loss per Share - Basic and Diluted	$(0.09)	$(0.06)

Weighted Average Common Shares Outstanding - Basic and Diluted	134,491,348	130,367,662

374 Water Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2024 and 2023

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,434,114)	$(8,103,522)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	226,039	85,816
Non-cash lease expense	35,450	-
Issuance of common stock for services	383,879	71,200
Stock-based compensation	1,215,624	925,181
Gain on legal settlement	(22,303)	-
Inventory reserve	50,000	-
Changes in operating assets and liabilities:
Accounts receivable	(204,941)	(64,792)
Other accounts receivable	(4,137)	(39,749)
Unbilled accounts receivable	(158,454)	(576,389)
Inventory	(1,294,081)	(615,967)
Contract assets	(136,651)	-
Prepaid expenses	149,673	(427,630)
Other assets	(20,847)	-
Accounts payable and accrued expenses	215,721	(877,285)
Accrued bonuses	570,000	-
Accrued contract loss provision	500,000	500,000
Accrued legal settlement	335,000	135,000
Unearned revenue	97,683	(70,109)
Other liabilities	(19,508)	23,259
Operating lease liability	(73,768)	-
Net cash used in operating activities	(10,589,735)	(9,034,987)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(554,942)	(105,990)
Increase in intangible assets	(98,602)	(5,725)
Proceeds from the sale of investments	-	1,963,432
Net cash (used in) provided by investing activities	(653,544)	1,851,717

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the exercise of options and warrants	60,000	137,500
Net proceeds from the sale of common stock	11,389,519	13,441,438
Net cash provided by financing activities	11,449,519	13,578,938

Effect of exchange rates on cash	-	2,799

Net increase in cash	206,240	6,398,467

Cash and cash equivalents, beginning of year	10,445,404	4,046,937
Cash and cash equivalents, end of year	$10,651,644	$10,445,404

Supplemental cash flow disclosures
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosure operating, investing and financing activities
Amortization of unrealized loss into interest income as yield adjustment	$-	$18,968
Cashless stock option exercises	$100	$-
Equipment purchase in accounts payable	$118,376	$-
Initial right-of-use asset and liability	$726,464	$-
Reclassification of inventory to property and equipment	$1,819,284	$-
Transfers of investments securities from AFS to HTM	$-	$1,963,432